Aberdeen Standard Investments ETFs 485APOS

EX.99.A2

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:18 PM 09/19/2018

FILED 02:18 PM 09/19/2018

SR 20186733241 – File Number 5463698

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust:	ETFS Trust

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The new name of the entity is: Aberdeen Standard Investments ETFs

[set forth amendment(s)]

3. (Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective October 1, 2018.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the  19th  day of  September, 2018 A.D.

By:	/s/ Bev Hendry
Trustee

Name:	Bev Hendry
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